Exhibit 99.1

Aqua Metals Announces Proposed Public Offering

Reno, Nevada – May 14, 2024 – (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (Nasdaq: AQMS) (“Aqua Metals” or the “Company”), a pioneer in sustainable lithium-ion battery recycling, today announced that it is offering to sell shares of its common stock and warrants to purchase common stock in an underwritten public offering. All of the securities in the offering are being sold by Aqua Metals. In addition, the Company will grant the underwriters a 30-day option to purchase up to an additional 15% of the number of shares and warrants offered at the public offering prices, less underwriting discounts and commissions, to cover over-allotments, if any. The final terms of the proposed offering will depend on market and other conditions, and there can be no assurance as to whether the offering may be completed, or as to the actual size and terms of the offering. The offering is expected to price on or about Wednesday, May 15, 2024.

Aqua Metals intends to use the net proceeds from the offering for working capital and general corporate purposes.

The Benchmark Company, LLC is acting as the sole book-running manager for the offering. The Liquid Venture Partners group at The Benchmark Company, LLC was responsible for sourcing and executing the offering.

The common stock and common stock purchase warrants described above are being offered by Aqua Metals pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission (“SEC”). The common stock and common stock purchase warrants and the common stock underlying the warrants will be free trading, but the common stock purchase warrants will not be listed for trading on Nasdaq. A preliminary prospectus supplement relating to the offering has been filed with the SEC and is available on the SEC’s website at http://www.sec.gov.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the preliminary prospectus supplement, and accompanying base prospectus relating to this offering, may be obtained from The Benchmark Company, LLC, 150 East 58th Street, 17th floor, New York, NY 10155, by email at prospectus@benchmarkcompany.com, or by calling +1 (212)-312-6700.

ABOUT AQUA METALS, INC.

Aqua Metals, Inc. is reinventing metals recycling with its patented AquaRefining™ technology. The Company is pioneering a sustainable recycling solution for materials strategic to energy storage and electric vehicle manufacturing supply chains. AquaRefining™ is a low-emissions, closed-loop recycling technology that replaces polluting furnaces and hazardous chemicals with electricity-powered electroplating to recover valuable metals and materials from spent batteries with higher purity, lower emissions, and minimal waste.

SAFE HARBOR

This press release contains forward-looking statements regarding the proposed public offering and the intended use of proceeds from the offering. The offering is subject to market and other conditions and there can be no assurance as to whether or when the offering may be completed or as to the actual size or terms of the offering.  Forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially, including those risks disclosed in the section “Risk Factors” included in the preliminary prospectus supplement filed with the SEC on May 14, 2024. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.